Exhibit (d)(6)

September 11, 2019

HPJ Parent Limited

c/o Harneys Fiduciary (Cayman) Limited,

4th Floor, Harbour Place,

103 South Church Street, P.O. Box 10240,

Grand Cayman KY1-1002, Cayman Islands

Re: Equity Commitment Letter

Ladies and Gentlemen:

It is contemplated that pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 28, 2019 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among, Highpower International, Inc., a Delaware corporation (the “Company”), HPJ Parent Limited, a newly-formed exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and HPJ Merger Sub Corp., a Delaware corporation that is a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company, with the Company being the surviving company (the “Merger”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

It is contemplated that pursuant to that certain Equity Commitment Letter (the “EIC Equity Commitment Letter”) issued by Essence International Capital Limited (“Essence International Capital”) to Parent on June 28, 2019, Essence International Capital has committed to contribute, as an equity contribution to Parent, an aggregate amount equal to US$51,136,733.00 to fund the transactions as contemplated under the Merger Agreement, provided that if Essence International Advanced Products and Solutions SPC – Essence Growth Company Fund SP, a segregated portfolio of Essence International Advanced Products and Solutions SPC, an exempted company incorporated with limited liability and registered as a segregated portfolio company under the laws of the Cayman Islands (the “Sponsor”) has irrevocably contributed as an equity contribution to Parent any proceeds to fund the transactions as contemplated under the Merger Agreement, Essence International Capital’s equity contribution will be reduced on a dollar-for-dollar basis by the exact amount of such equity contribution by the Sponsor.

The Sponsor is pleased to offer this commitment, subject to the terms and conditions contained herein, to purchase equity interests in Parent. Notwithstanding anything to the contrary contained herein, this commitment shall not be construed as an amendment, waiver or modification of any provision of the EIC Equity Commitment (including all third party beneficiary rights of the Company thereunder), which shall remain in full force and effect.

1.      Commitment. The Sponsor hereby agrees to contribute, as an equity contribution to Parent, an aggregate amount equal to US$45,136,733.00 (the “Contribution”), subject to the terms and conditions hereof. The proceeds of the Contribution shall be used by Parent, to the extent necessary, to (i) fund (or cause to be funded) a portion of the Exchange Fund and any other amounts required to be paid by Parent or Merger Sub pursuant to the Merger Agreement and (ii) pay (or cause to be paid through Parent or Merger Sub) related fees and expenses or reimbursements of expenses (which, for the avoidance of doubt, shall not include the Parent Termination Fee or any Guaranteed Obligations with respect to the Parent Termination Fee that may become payable pursuant to the Limited Guarantee given by the Sponsor), in each case, pursuant to and in accordance with the terms of, and subject to the conditions of, the Merger Agreement. Notwithstanding anything else to the contrary in this letter agreement, the aggregate amount of liability of the Sponsor under this letter agreement shall at no time exceed the aggregate amount of the Contribution less any portion of the Contribution that has been funded in accordance with the terms hereof.

2.      Closing Conditions. The Sponsor’s obligation to make the Contribution pursuant to this letter agreement is subject to the satisfaction, prior to or contemporaneously with the Closing, of the following conditions: (a) the satisfaction or waiver at the Closing of all conditions precedent to the obligations of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement set forth in Article VIII thereof (in each case, other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions) and (b) the substantially contemporaneous consummation of the Closing.

3.      Enforcement. This letter agreement may only be enforced (i) by Parent or (ii), to the extent that the Company has obtained an order of specific performance pursuant to, and subject to the conditions in, Section 10.06 of the Merger Agreement, by the Company, as a third party beneficiary of the rights granted to Parent hereby, to seek specific performance of the Sponsor’s obligations hereunder. The parties agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any damages.

4.      Non-Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, by its acceptance hereof, Parent acknowledges and agrees that (a) notwithstanding that the Sponsor may be a limited liability entity, no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any Affiliate of the Sponsor, any former, current or future director, officer, employee or agent of the Sponsor or of its Affiliates, any former, current or future holder of any equity interests or securities of the Sponsor (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), any former, current or future assignee of the Sponsor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (each such person or entity, a “Related Person”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Related Persons in connection with this letter agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or by their creation.

5.      Expiration. All obligations under this letter agreement shall expire and terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Closing (at which time the Contribution shall be discharged), (c) the making of the Contribution by the Sponsor or its permitted assigns and, (d) following the termination of the Merger Agreement, the Company or any of its Affiliates, directly or indirectly, asserting any claim against (i) the Sponsor under the Limited Guarantee or (ii) the Sponsor or any Related Person of the Sponsor (other than Parent and Merger Sub), in each case, in connection with the Merger Agreement or any of the transactions contemplated thereby, and (e) the End Date; provided that, in the event a claim by the Company or any of its Affiliates under Section 3 of this letter agreement or any claim seeking an injunction, specific performance or other equitable remedy against Parent or Merger Sub under Section 10.06 of the Merger Agreement is then pending, this letter agreement shall only terminate upon the final, non-appealable resolution of such action and satisfaction by Sponsor of any obligations finally determined by a court of competent jurisdiction to be owed by Sponsor in connection with this letter agreement.

6.      No Assignment. Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assignable without the prior written consent of the Sponsor (in the case of an assignment by Parent) or Parent (in the case of an assignment by the Sponsor), and, in either case, the Company, except that, without the prior written consent of Parent or the Company, the rights, interests or obligations under this letter agreement may be assigned and/or delegated, in whole or in part, by Sponsor to one or more of its Affiliates or to one or more private equity funds sponsored or managed by any such Affiliate; provided that no such assignment shall relieve the undersigned of its obligations hereunder. Any purported assignment of this commitment in contravention of this Section 6 shall be void.

7.      No Other Beneficiaries. Except for the third party beneficiary rights provided to the Company under Sections 3, 6 and 15 of this letter agreement, (a) this letter agreement shall be binding on the Sponsor solely for the benefit of Parent and (b) nothing set forth in this letter agreement is intended to or shall confer upon or give to any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Contribution or any provisions of this letter agreement; provided, that, notwithstanding anything to the contrary in this letter agreement, any Related Person shall be a third party beneficiary of the provisions set forth herein that are for the benefit of any Related Person, and all such provisions shall survive any termination of this letter agreement indefinitely. Without limiting the foregoing, neither Parent’s, Merger Sub’s nor the Company’s creditors shall have the right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

8.                  Representations and Warranties. The Sponsor hereby represents and warrants that: (a) it has all power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by the Sponsor has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of the Sponsor are necessary therefor; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Sponsor in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (d) the execution, delivery and performance by the Sponsor of this letter agreement do not and will not violate the organizational documents of the Sponsor or any applicable Law or conflict with any material agreement binding on the Sponsor; (e) the Sponsor has uncalled and unrestricted capital commitments or otherwise has available funds required to fund the Contribution and all of the Sponsor’s other unfunded contractually binding commitments and capital calls that are currently outstanding; and (f) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter agreement by the Sponsor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement.

9.      Severability. Any term or provision of this letter agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this letter agreement in any jurisdiction and, if any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided that this letter agreement may not be enforced without giving effect to the provisions of this Agreement. No party hereto shall assert, and each party hereto shall cause its respective Affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

10.  Governing Law. This letter agreement and the obligations hereunder shall be governed by and construed in accordance with the law of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

11.  Jurisdiction. In the event any dispute arises among the parties hereto out of or in relation to this letter agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may bring any suite or proceeding relating to this letter agreement in the courts of Cayman Islands and any party hereby defers to the Courts of Cayman Islands and agrees that any judgment of the Courts of Cayman Islands shall be binding on and enforceable against such party.

12.  Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 12.

13.  Services of Process. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed, in the case of Parent to the address set forth above or in the case of the Sponsor to the address set forth on the signature page below, shall be effective service of process against such party for any suit, action or proceeding relating to any such dispute.

14.  Headings. Headings of the Sections of this letter agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

15.  Entire Agreement; Amendment; Counterparts. This letter agreement, the Limited Guarantee, the Merger Agreement, the Rollover Agreement, the EIC Equity Commitment Letter and any other document contemplated hereby and thereby constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all other prior agreements, understandings and statements, both written and oral, between or among Parent or any of its Affiliates, on the one hand, and the Sponsor, on the other hand. Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Sponsor and Parent and the Company. This letter agreement may be executed in counterparts (including by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

[Remainder of page intentionally left blank]

Very truly yours,

Essence International Advanced Products and Solutions SPC, acting on behalf of Essence Growth Company Fund SP

By: /s/ Yang Haoyi

Name: Yang Haoyi

Title: Director

By: /s/ Zhu Jiang

Name: Zhu Jiang

Title: Director

Address: 39/F, One Exchange Square, Central, Hong Kong

Signature Page to Equity Commitment Letter

Agreed to and accepted as of the date first
written above:

HPJ Parent Limited

By: /s/ Dangyu Pan
Name: Dangyu Pan
Title: Director

By: /s/ Haoyi Yang
Name: Haoyi Yang
Title: Director

Signature Page to Equity Commitment Letter